Exhibit 4(c)
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), dated as of February 20, 2007, is by and between Peerless Mfg. Co., a Texas corporation (the “Company”), and Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (the “Rights Agent”), at the direction of the Company.
     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of May 22, 1997 (as amended on August 23, 2001, the “Rights Agreement”);
     WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement prior to the Distribution Date without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provisions in the Rights Agreement, or to make any other provisions in regard to matters or questions arising under the Rights Agreement that the Company and the Rights Agent may deem necessary or desirable and that will be consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in adopting the Rights Agreement;
     WHEREAS, the Board of Directors of the Company has resolved and determined that this Amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement; and
     WHEREAS, pursuant to a resolution duly adopted on February 19, 2007, the Board of Directors of the Company has authorized and adopted this Amendment;
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
1. AMENDMENT TO SECTION 1(b).
Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(b) “Acquiring Person” means any Person that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but does not include (i) the Company; (ii) any Subsidiary of the Company; (iii) any employee benefit plan of the Company or of any Subsidiary of the Company; (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan; (v) any person that becomes an Acquiring Person pursuant to a Permitted Transaction; (vi) any Institutional Investor; (vii) any Person that has become an Acquiring Person inadvertently and, within five Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired beneficial ownership of shares of Common Stock in excess of 19.9% inadvertently or without knowledge of the terms of the Rights and such certification is accepted as true by a Requisite Majority acting in good faith, and such Person divests as promptly as practicable a sufficient amount of Common

Stock so that such Person no longer holds in excess of 19.9% of the Common Stock then outstanding; and (viii) any Person that becomes an Acquiring Person solely as a result of a reduction in the number of outstanding shares of Common Stock in a transaction that is approved by a Requisite Majority, provided that such Person will immediately be an Acquiring Person in the event such Person thereafter acquires any additional shares of Common Stock (other than as a result of a stock split or stock dividend) while the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding.”
2. AMENDMENT TO SECTION 1(i).
Section 1(i) is hereby amended and restated in its entirety as follows:
     “(i) “Institutional Investor” means a Person who is required to file, and has filed, a Schedule 13G with the Securities and Exchange Commission pursuant to Rule 13d-1 of the General Rules and Regulations under the Exchange Act with respect to its holdings of shares of the Company’s Common Stock, so long as (i) such Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person’s duties as agent for fully managed accounts, holds or exercises voting and/or dispositive power over shares of the Company’s Common Stock, (ii) such Person acquires Beneficial Ownership of shares of the Company’s Common Stock pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any other Person or Persons, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the General Rules and Regulations under the Exchange Act, and (iii) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act, such Person is not required to, has not and does not, file a Schedule 13D with respect to the securities of the Company.”
3. AMENDMENT TO EXHIBITS.
Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
4. NO OTHER AMENDMENTS.
The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

5. GOVERNING LAW.
This Amendment will be deemed to be a contract made under the laws of the State of Texas and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
6. EFFECTIVENESS.
This Amendment shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
7. CERTIFICATION.
The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
8. INTERPRETATION.
Descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions of this Amendment. References in this Amendment to Sections and Exhibits are references to the Sections of and Exhibits to the Rights Agreement unless the context requires otherwise. In this Amendment, the word “or” is not exclusive.
9. MISCELLANEOUS.
Capitalized terms used but not defined herein have the meanings ascribed thereto in the Rights Agreement. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Amendment on the date and year first above written.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
	Name:	Henry G. Schopfer, III
	Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC, formerly ChaseMellon Shareholder Services, L.L.C.
By:	/s/ David M. Cary
	Name:	David M. Cary
	Title:	Vice President